Exhibit 10.1

Costco Wholesale Corporation

Executive Bonus Plan

For fiscal year 2017, executive officers are, depending upon the individual, eligible for a bonus award of up to approximately $200,000. The final bonus amounts are subject to the approval of the Compensation Committee.

Eligibility for up to 50% of the bonus amount is determined by whether the Company has met its pre-tax income goal for the year, as indicated in the Company’s internal budget.

The remaining 50% is determined by goals relevant to the executive officer’s area of responsibility, with 20% of that portion being a discretionary component determined by the President/Chief Executive Officer. For the President/Chief Executive Officer and the Chairman of the Board, the discretionary component is determined by the Compensation Committee:

For those whose responsibilities are operational, the goals relate to sales, controllable expenses, shrink, and pre-tax profit in their areas of responsibility.

For those whose responsibilities are primarily buying, the goals relate to sales and gross margin.

For those who responsibilities combine operational and buying functions, the goals relate to a combination of those described in the prior two paragraphs.

To be eligible for the annual bonus, the individual must still be employed by the Company at the time bonus checks are issued (November).